Exhibit 99.1

For Immediate Release:

FELCOR APPOINTS THOMAS C. HENDRICK TO THE BOARD OF DIRECTORS

IRVING, Texas...February 06, 2007 — FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today announced the appointment of Thomas C. Hendrick to the Board of Directors.

Mr. Hendrick is currently the Executive Vice President of Acquisitions and Development for the Kor Group. Mr. Hendrick oversees hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Mr. Hendrick has over twenty five years of experience in the hospitality industry and has overseen over 100 development projects and acquisitions valued at several billion dollars. In addition to his work with Kor, Mr. Hendrick has served in senior development positions for some the most successful hotel companies in the world, including Mandarin Oriental, Rosewood Hotels & Resorts and Regent International Hotels as Vice President of Development, Mariner Hotels (presently Remington Hotels) as Executive Vice President of Development and Wyndham Hotels & Resorts as Regional Vice President of Development.

“Tom is the perfect fit for our Board. As we embark on the remaining phases of our strategic plan, involving completing our redevelopment projects, and as we begin to address external growth opportunities, Tom’s experience will be invaluable at the Board level," said Richard A. Smith, FelCor's President and CEO.

Mr. Hendrick graduated from Southeast Missouri State University with a Bachelor of Science in Business Administration and has a Master of Business Administration from the University of North Florida. He fills the vacancy created by the departure of Donald J. McNamara.

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 93 consolidated hotels, located in 26 states and Canada. FelCor owns 63 upper upscale, all-suite hotels, and is the largest owner of Embassy Suites Hotels and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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